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                            January 29, 2021

       Xiaobo An
       Chairman and Chief Executive Officer
       Xiaobai Maimai Inc.
       Room 515, Floor 5
       Jia No. 92-4 to 24 Jianguo Road
       Chaoyang District, Beijing 100020
       People's Republic of China

                                                        Re: Xiaobai Maimai Inc.
                                                            Registration
Statement on Form F-3
                                                            Filed January 26,
2021
                                                            File No. 333-252434

       Dear Mr. An:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Lin, Staff Attorney, at (202) 551-3552 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance